Exhibit 99.1

September 10, 2012

Dear Mr. Ackman:

We have received your August 23 and 27, 2012 letters.

General Growth Properties, Inc. (“GGP”) regularly engages with and considers input from its shareholders.  Your letters have highlighted the increase in shareholder value over the past couple of years and have identified the start of operational improvements under the current management team.  Driving and preserving shareholder value for all of GGP’s shareholders is and has been the Board’s top priority and GGP continues to achieve significant accomplishments in this respect.

Our financial results are just starting to reflect the embedded growth at GGP, with increases in physical occupancy with positive leasing spreads, commencement of the redevelopment program, acquisition of anchor locations, and refinancing debt at lower interest rates with longer maturities.  We expect that we will be able to continue to grow our Net Operating Income, Funds From Operation and other financial measures as we execute our business plan.

After reviewing your letters and giving the matters you raised serious consideration, the Board has unanimously determined that the best value for all shareholders will be achieved by GGP continuing to execute on its well-conceived business plan.

Finally, Brookfield Asset Management is bound by and has honored a shareholder agreement containing safeguards for control, which was negotiated in connection with the 2010 recapitalization plan.

On behalf of the Board of Directors,

/s/ Sandeep Mathrani
Sandeep Mathrani
Chief Executive Officer